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                                                                   EXHIBIT 10.9


                        SUMMARY OF 2001 BONUS PROGRAM FOR
                          EXECUTIVE VICE PRESIDENTS OF
                       UNITED STATES CELLULAR CORPORATION


                  The objectives of the 2001 Bonus Program for Executive Vice Presidents (the "2001 Bonus Plan") of United States Cellular Corporation ("USM") are: (i) to provide incentives for the Executive Vice Presidents of USM to extend their best efforts to achieve superior results in relation to key performance targets, (ii) to reward USM's Executive Vice Presidents in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented leadership in positions of critical importance to the success of USM.

                  The 2001 Bonus Plan was designed to generate a targeted 2001 bonus pool equal to the total of 40% of the aggregate of the base salaries of the Company's senior executive officers other than the President. Under the 2001 Bonus Plan, the size of the target bonus pool is increased or decreased depending on USM's 2001 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would equal the total of 80% of the aggregate base salaries of the Company's senior executive officers other than the president. At target performance, the bonus pool would be equal to 40% of the aggregate salaries of the Company's senior executive officers other than the President. The performance categories include (i) gross post-pay customer additions; (ii) consolidated cash flow; (iii) consolidated revenue;
(iv) return on capital; and (v) customer defections.